EXHIBIT 99.1

                     Friedman, Billings, Ramsey Group, Inc.
                   First Quarter 2004 Earnings Call Transcript

Moderator:

At this time, I would like to welcome everyone to the Friedman, Billings, Ramsey Group first quarter earnings conference call. Our lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press "star" and then the number "one" on your telephone keypad. If you would like to withdraw your question, touch "star," then the number "two" on your telephone keypad.

Thank you. I would now like to turn the call over to Mr. Harrington, Chief Financial Officer. Sir, you may begin your conference.

Kurt Harrington, Chief Financial Officer: Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group, Inc.

Before we begin this morning's earnings call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's Annual Report on Form 10-K and in quarterly reports on Form 10-Q.

I would now like to turn over the call to FBR Group's Co-Chairmen and Co-Chief Executive Officers, Emanuel Friedman and Eric Billings. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer, and Rock Tonkel, President and Head of Investment Banking.

Manny Friedman, Co-Chairman and Co-CEO:
Thank you and good morning. Hopefully you have all had an opportunity to review our earnings press release issued last night. We are pleased with every aspect of these record results and would like to add a few thoughts regarding what these results reflect in terms of our current position as a firm.

The first quarter is a clear indication that our strategy over the last year to broaden and grow our businesses continues to be successful. More importantly, however, we believe we are positioned well for future growth and profitability, even through potentially changing interest rate environments.

Specifically:
o our investment banking business continues to gain in market presence, as evidenced by the breadth of assignments across our industry verticals and the overall strength of the backlog.

o We continue to be confident about our ability to execute transactions under varying market conditions and

o Our principal investing activities and mortgage-backed portfolio are well positioned for targeted returns in varying interest rate environments.

We also announced last night, to insure we are in the best position to build on these successes, the creation of a four-person Office of the Chief Executive. Members of the newly created Office of the Chief Executive are myself and Eric Billings, who will both continue to serve as Co-Chairmen and Co-Chief Executive Officers, Rick Hendrix, who becomes President and Chief Operating Officer and will also continue to serve as the firm's Chief Investment Officer, and Rock Tonkel, who becomes President with Mr. Hendrix and will continue as Head of Investment Banking. This office of the chief executive supports, strengthens, and perpetuates the partnership culture upon which our company was built. We believe it allows for continuity of operations while broadening the executive management team to better capitalize on the increase in business opportunities, expanded capabilities, and record growth we see before us.

At the same time, we regret to announce that Robert Smith has decided to leave the firm later in the year. During his tenure with FBR as General Counsel, and later and most recently as COO, Bob Smith was instrumental in many of the company's key accomplishments. We wish him the very best as he pursues other opportunities and look forward to working with him as a friend of the firm in the future.

Finally, we declared a quarterly dividend of thirty-four cents per share on March 10, 2003, payable on April 30, 2004 to shareholders of record as of March 31, 2004. We intend to continue quarterly dividends of this amount and to the extent that the REIT earnings exceed the regular dividend amount, will consider declaring an additional special dividend in June and December. As we have communicated, net income earned in our broker-deal businesses will be retained to grow our capital.

Now I would like to hand the call over to Eric Billings, who will discuss our results in more detail and our outlook for the future.

Eric Billings, Co-Chairman and Co-CEO:
Thank you, Manny.

I want to take a minute to re-iterate the principles we follow in running the business, which we view as the foundation that has enabled our outstanding performance records throughout the company, facilitated our growth, and provided the impetus for further profitable expansion. We operate each of our businesses using a disciplined intrinsic value analysis that allows us to provide value to each of our client constituents.

It is also important to note that in the process of growing our different business lines and sectors, we allocate resources with an analysis of risk-weighted return to shareholders. This is true of our human resources as well as capital. We use metrics such as revenue per capita and profit per capita to give us more information about the return on our resources. We believe that we are the leader in our industry in terms of revenue and profit per capita.
Specifically:
o The annualized revenues per capita ending March 31, 2004 equaled one million, six hundred and ninety-six thousand dollars.
o The annualized net income per capita ending March 31, 2004 equaled six hundred and eighty-eight thousand dollars. We believe this would put us in the top five of all companies in the S&P 500 in terms of net income per capita.

Our capital markets business continues to increase its scope, recognition, and revenue base. We believe this growth is due to an ever-increasing understanding of our discipline, strong track record, and quality of our capabilities. In part this is due to our PGA Tour sponsorship and other marketing efforts and media relations, the initiation of new industry vertical groups, the continued build-out of our existing industry vertical group, and our expanding geographic presence in New York and California.

Investment banking revenues totaled ninety-nine point five million dollars for the first quarter versus seventeen point seven million in the same period last year. We finished the quarter as the number six lead-manager of U.S. IPOs and number eleven lead manager of U.S. public equity offerings. One of our distribution strengths is our ability on a regular basis to distribute institutional 144A equity offerings. If these offerings were included in these rankings, we believe FBR would have ranked number two in IPOs and number nine in lead-managed equity transactions.

More importantly, our investment banking business is showing the results of our efforts to grow and diversify. We previously communicated that we would grow our technology, healthcare, media, and consumer industry verticals and our fixed income capabilities.

During the quarter we accomplished the following:
o    We hired five senior investment bankers
o Four of which were in healthcare and technology, completed three asset backed security transactions
o    Completed seven preferred and corporate debt transactions, and
o    Two technology group transactions.

We should also note that during the quarter we led-managed a three hundred and sixty-one million dollar private equity secondary, which was the final transaction in a series which collectively totaled one point four billion dollars and comprised the largest coal-related equity transaction in the U.S. market and the largest ever completed by FBR.

In previous quarters, we have talked about our lead managed equity and M&A backlog as being approximately five billion last quarter. Today this backlog continues to be substantially in excess of five billion and features multiple products well distributed across all of our industry verticals, these include: thirteen lead-managed IPOs ranging in size from sixty-five million to five hundred million dollars and six 144A transactions ranging in size from a hundred and fifty million to over a billion dollars. Our efforts to broaden our coverage of our industry verticals have resulted in assignments which include, among others:
o    Twenty-three total assignments including six lead-managed capital raises
o    Six advisory assignments in the technology, media and telecom group, and
o    Five  lead  managed   capital   raising   assignments  in  the  diversified
     industrials sector.

Importantly, while we expand with new clients, our existing client base continues to work and grow with us. Approximately thirty-five percent of the assignments FBR is currently working on are for previously existing clients.

We understand there is some concern about the effects of rising interest rates on our ability to continue to execute financial services and REIT transactions. We want to assure you that not only are we building our pipeline substantially in these areas, but we are very confident in our ability to execute these transactions. We built the bulk of our investment banking business completing financial services and REIT transactions from 1992 through 1998 in an environment which included large upward movements in interest rates. Further, many REITs either have little or no rate sensitivity or are match financed.

Finally, over the last five-year period, from which have included multiple upward interest rate movements, the aftermarket performance of all of equity public, public equity offerings continue to rank number one among all major underwriters. The discipline we have used in maximizing the structural integrity and risk-adjusted returns of our offerings has driven this performance and created what we believe is the broadest and deepest equity distribution platform in the U.S. today.

Institutional brokerage revenues for the quarter totaled thirty-five point two million versus eleven point three million in the March 2003 quarter and twenty-three point five million last quarter. This success can be attributed to our decision to grow our sales and our research coverage, even as other firms cut back, our expanded presence on the West Coast and New York, as well as other efforts to strengthen the brand value of the FBR. During the quarter, we hired five new institutional brokers, four new equity traders, five new sales traders, and four new senior analysts

In addition, during the year we will aim to increase our analyst coverage from approximately forty-three percent of weighted S&P 500 to close to sixty-five percent and increase the number of companies we cover from four hundred and seventy-five to over seven hundred.

We are optimistic that as we begin to achieve greater franchise recognition throughout corporate America, both our investment banking and institutional brokerage business will continue to achieve increases in market share for the foreseeable future.

The first quarter was also strong, a strong quarter for our asset management businesses. Specifically during the quarter, we added six, a sixth equity mutual fund, achieved net inflows into alternative investment funds greater than we experienced in all of 2003, and experienced net inflows into our mutual funds of approximately a hundred and fifty million dollars. It is important to note that the FBR mutual funds are no-load funds, which rely almost exclusively on performance rather than promotion to attract assets.

Turning to our balance sheet businesses, I'd like to first address our mortgage-backed securities strategy. We have experienced some volatile periods for these securities over the past year or so, and we believe our performance shows that we have the discipline to maintain our strategy in tough environments and can achieve outstanding returns in many different markets. Preservation of capital is still our guiding principle, and like our other businesses, we focus on an appropriate capital structure, which means low leverage and a disciplined, intrinsic value approach to the risks we take.

This approach means that we focus heavily on maintaining significant liquidity to be able to finance our portfolio through virtually all market environments.

This focus takes several forms. We maintain low leverage for this asset class, nine point three times for the quarter. We maintain low duration to limit interest rate risk and related price volatility, one point one three during the quarter. We finance the portfolio efficiently through multiple counterparties and approximately five billion dollars with Georgetown Funding, our dedicated A1-plus/P1 commercial paper program; and we maintain significant liquidity in the form of our other investments and borrowing capacity away from the portfolio. At March 31, 2004 the overall company leverage totaled six times.

In addition to our focus on liquidity and capital preservation, we also protect our expected current income through the use of interest rate swaps. Currently, we have over fifty-five percent of our total funding sources with re-pricing dates beyond nine months as of March 31st.

Our positioning with regard to our funding sources and the short nature of our assets make us very optimistic about the full year of 2004, but it is important to note that we manage this portfolio with a neutral interest rate bias and re-emphasize that we feel our strategy will perform well in many different environments. During this quarter our MBS portfolio generated a spread of two point oh three percent, allowing us to continue to generate a return on equity of approximately twenty-two percent during the quarter.

Our merchant banking investments, like the mortgage-backed securities portfolio, returned outstanding results in the first quarter, as we realized thirteen point one million in gains and grew the unrealized gains three million, net of the realized gains, to approximately a hundred million dollars. This number does not include any upward mark in our 144A securities. As we have told many of you, we measure every merchant banking investment continuously against the returns we achieve in the mortgage backed securities portfolio on a risk adjusted basis. Thus, we expect the long-term performance of this portfolio to exceed returns in the mortgage-backed securities strategy. This has held true in the past, with the merchant banking portfolio achieving a thirty-seven point five percent unleveraged IRR since inception, although realized results will vary from quarter to quarter.

We continue to believe there are opportunities far exceeding our funding capability to invest in transactions in keeping with our strategy, and are therefore optimistic about our ability to extend our outstanding record in this area.

Regarding our consolidated results for the quarter, we want to point out two items. First, we incurred approximately ten million dollars of expenses related to our sponsorship of the PGA Tour event, the FBR Open, with associated advertising and promotional expenses. With our ongoing commitment to the FBR Open, our marketing expenses will be over weighted in each of the next couple of March quarters by approximately six to eight million in each of the year. We anticipate the benefits resulting from the recognition achieved through these expenditures will continue to accrue to the company for this year and many years to come. Second, we earned approximately six million--six cents per share in the REIT more than we paid in dividends. This was achieved with less than a full contribution of realized gains from the merchant banking portfolio.

It is important to remember, as we build out each of our business lines, that in the last couple of years we have built an energy vertical and an insurance vertical which are growing quite successfully and are major contributors to our current revenue base. Thus, we have confidence that as long as we adhere to our value principles we have built on in the past; maintain a disciplined investment strategy, operate a lean cost structure, grow brand awareness and maintain a strong, flexible balance sheet, our newer efforts will be similarly successful. We see an environment of growth in capital markets activity in every sector and are very optimistic that the outlook for 2004 and beyond includes the opportunity for both increased profitability and dividends.

In fact, our model has not changed since our last call, as our business, as all of our businesses are on track for 2004. Nevertheless, we will go through our model for our new shareholders. As we have stated in the past, when talking about our model, keep in mind this is not a projection and that results will vary from this model, especially quarter to quarter, particularly in investment banking.

It is reasonable, though, to now look at the revenue run rates for our investment banking businesses achieved during the second half of 2003 compared with the current ramp level in secondary institutional trails--sales as the basis for our model. This would imply investment banking revenues of four hundred million with sales and trading revenues of a hundred and twenty-five million, for total capital market revenues of approximately five hundred and twenty-five million dollars.

In response to this new level of business and anticipated future growth, our top initiative this year is to, is fully building out all areas of our current sales, trading, research, and investment banking businesses. We anticipate that the largest areas of growth will be in the healthcare, consumer, and technology sectors, where we have made significant market share gains a top focus this year. We anticipate success in these areas similar to other industry groups where we have hired top professionals and focused our energies in the past. We now expect that with this added breadth, our break-even level for the capital markets businesses will increase to about a hundred and eighty-five million dollars, with thirty percent after-tax margins on revenues above these levels. Hence, we believe this business could reasonably contribute a hundred million dollars of after-tax profits in 2004.

As we have stated before on previous earnings calls, you can model your own mortgage-backed security spreads, but we use a two hundred and twenty basis point spread. Our estimate of the twenty year average, with nine point five times leverage in a ten and a half billion portfolio, which, after ten percent estimated costs, would yield earnings of approximately two hundred and twenty million dollars. Our other principal activities, we estimate, could yield approximately sixty-eight million after ten percent operating expenses on approximately three hundred and eighty million of capital, well within our historical return results from these assets.

In addition, we estimate our run rate in asset management fee revenues to be forty million dollars, which would generate about seven million of after-tax earnings. This model would generate approximately three hundred and eighty million of after-tax earnings in 2004, with approximately two hundred and eighty million being generated in the REIT holding company and available for dividends.

Again, this is a model. Breakeven points and marginal contributions will vary with revenue mix and timing of expenses. Our actual results are subject to the risks and uncertainties inherent in the business.

Finally, I'd like to extend my sincerest appreciation for the job Bob Smith accomplished for us during his years with us. We wish Bob the greatest success in his future job, and we will miss him.

I would now like to open the call for questions.

Moderator:
Thank you, sir. At this time, I would like to remind everyone, if you would like to ask a question, please press star and then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Jordan Hymowitz, Philadelphia Financial Management. [Unintelligible cross-talk on the line]

FBR Representative: Hello, hello. [Unintelligible background conversation]. Operator could you mute these, please?

Moderator: Hold for one moment, please. What in the world? Oh, excuse me. Your next question comes from Erin Caddell, Blaylock & Partners.

Erin Caddell, Blaylock and Partners:
Hello.

Eric Billings:
Yes, hi.

Erin Caddell, Blaylock & Partners:
Oh, hi. Okay, a few knick-knacks from the income statement. Maybe I'm directing these to Kurt, but obviously other people could address them. The first, on the underwriting revenues. They were, you know, a [unintelligible?], but corporate finance was less than I was expecting. I know that this figure can be lumpy, but would you expect the banking revenues to continue to be weighted towards underwriting versus corporate finance going forward, given the underwriting momentum you're seeing?

Rock Tonkel:
This is Rock Tonkel. The backlog of revenue in excess of five billion dollars would be more weighted to the underwriting side of the businesses. I think you heard Eric allude to the number of IPOs in the pipeline. There's about thirteen IPOs that we have pending in that backlog, and six 144As, ranging generally in size from sixty-five million to over a billion dollars, so I think the revenue contributions from both of those sides, from the underwriting side as well as the corporate finance side going forward will be quite strong.

Erin Caddell, Blaylock & Partners:
And so can you be more specific in saying well in excess? I mean, are we talking five and a half, are we talking six? I mean, why not be more specific on that number, if you're going to say more than five anyway?

Rock Tonkel:
We've just chosen at this point not to disclose above five billion. As we've talked about, the investment banking pipeline does move around from quarter to quarter naturally, and we simply describe it at this point as in excess of five billion. We don't see the need to change that for right now.

Eric Billings:
Just to give you some clarity, it is meaningfully above five billion, and we'll leave it at that. Also remember that in our focus finance line, which does include our 144A equity transactions, in the first quarter we only concluded one 144A equity transaction. And we have currently six 144A transactions that we are currently engaged to do, and they range in size from approximately a hundred million to over a billion dollars, as well as thirteen IPOs we're currently engaged on as well.

But the corporate finance line will have some volatility because of the one forty-four activity, we do expect that that number will show significant growth with the--not only the 144A, but finally remember that merger advisory activity tends to be associated with brand name recognition. That line item for us is growing more rapidly than any other part of our underwriting business year over year, and we believe will continue to because, as we build the brand recognition and corporate clients are more willing to hire us, recognizing our ability in this regard, we think this is something that has great potential for us, and it is on a margin basis the most profitable line item in our investment banking business.

Having said that, clearly it is still smaller, considerably smaller than our underwriting and 144A.

Erin Caddell, Blaylock & Partners:
Got it. Okay.

Eric Billings:
In April, we did, we executed a billion dollars of M&A activity.

Erin Caddell, Blaylock & Partners:
Got it. Okay, that's all for now. On the compensation, particularly in the compensation in benefits, again, I know that [unintelligible] can bounce around a lot, but there was a big jump on the balance sheet in deferred compensation, and obviously you're hiring people, and so I just wanted to get a little color on whether that deferred comp will go through the income statement at some point and what your feeling is on the overall comp and benefits ratio going forward, since it's a little lighter than, you know, than it's been at some point, although again it bounced around.

Eric Billings:
Let me just say that there is nothing unusual about our cost structure in this quarter. Specifically, we are hiring people, and so we have a normal activity in that regard. Our compensation to net revenues, as you saw, was about thirty-four percent for the quarter, and we would anticipate that it would certainly at least stay in that range. Certainly, the model we use, to the degree that it's essentially annualizing sort of this quarter, it would certainly stay in that range. Our backlogs would indicate that we may exceed these numbers, in which case we would anticipate that the compensation to revenue number would come down.

Kurt Harrington:
Erin, on the deferred compensation--this is Kurt Harrington--that's related to restricted stock awards that we made in the first quarter, so that deferred compensation will bleed itself into earnings over the vesting period.

Erin Caddell, Blaylock & Partners:
Okay. And the last one here, and it's a related question, is just on the share count. Can you give some sense of how the restricted stock awards and potential options awards and other things will feed into the share count going forward, if there's a jump in that as well.

Kurt Harrington:
Again, on that deferred comp, the restricted stock will be included in the share base for accounting purposes that's deducted to the extent that it has been vested.

Erin Caddell, Blaylock & Partners:
Okay. All right, well, that's all. That's it for me for now. Thanks.

FBR Representative:
Yes. You know, on a point in time, it doesn't, it is included in the fully diluted, from an earnings per share point of view.

Eric Billings:
....in a continuous  period.  And how many options do we have outstanding,  left.
That haven't been exercised, Kurt?

Kurt Harrington:
A little over two to three million.

Eric Billings:
So we have two to three million of options left that have been yet to be exercised, that we could anticipate in the future will be exercised going forward.

Erin Caddell, Blaylock & Partners:
And could we have a figure for the average strike price on those, then?

Eric Billings:
A little north of eleven.

Harrington:
It will be a little north of eleven dollars.

Erin Caddell, Blaylock & Partners:
Okay, great. Thank you.

Moderator:
Our next question comes from Richard Herr of KBW.

Richard Herr, KBW:
Just a quick question, several questions on, first, with the compensation line item. It came down pretty meaningful quarter on quarter, despite hiring about fifty-five people net, quarter on quarter. I was wondering if you could walk us through--maybe something changed in the accruals, or was it just the low investment banking revenue?

Kurt Harrington:
Richard, Kurt Harrington. As you know, we target to keep our fixed compensation as low as possible and watch that very closely. Any additions that we made in the first quarter won't be fully reflected until future periods. As far as payout percentages, we maintain those rates, with the way we have in the past. We haven't made any changes there or changes to any accruals. If you look at the composition of our revenue, you're going to see the mix in this quarter was more or less weighted towards the production revenue, the returns on the principal investing were higher than fourth quarter, and the investment banking revenue was higher. So it's really just a function of the mix of the revenue.

Eric Billings:
But just a comment. As we mentioned, we believe we are one of the most profitable companies per capita in the United States. One of the things that's very important for us and that we monitor clearly is that as we allocate incremental resources to the company and we build our break-even out, this builds out our platform, and it gives us the ability to allocate revenue sharing and compensation to all of us that work at the company on a lower percentage basis potentially and still allow for higher levels of earnings throughout the company. And this is something we monitor very carefully, very carefully so that we can achieve the expected and, you know, internally required returns on equity to the shareholders. So we monitor it carefully, and every year we look at those results to see what can be done in that regard.

Richard Herr, KBW:
All right, thank you. That's helpful. Also, in terms of your investment banking pipeline and the number of deals you've done so far this year, nine of the ten are in, you know, fairly interest rate sensitive industries. I know you've been very aggressive in hiring into other sectors. When can we see some, maybe some more of a mixed shift of your investment banking deals to some other sectors?

Manny Friedman:
You're already seeing that. As we said, in the first quarter, we did a very, very large coal transaction. For instance, this week we're doing two transactions. One is a technology lead managed transaction. The other is an energy lead managed transaction. So you're seeing a pretty strong broadening of our business almost everywhere. And in some of the areas, like insurance, which is growing for us very, very rapidly, they're probably less interest rate sensitive.

Eric Billings:
We just completed an IPO in the insurance business a week ago, and as you heard in the breakdown in our transactions that we're engaged in currently, the mix is very broad and very diversified. We do do a substantial amount of activity in the financial service and the real estate industry, but to be completely clear, so does the society. Our mix is not meaningfully disproportionate from the capital market's activity in the United States. And remember that, you know, and it may be an appropriate analogy, from 1992 to 1998 represented a percentage upward movement in interest rates which one of the highest in U.S. history on a percentage basis.

Probably, when people are concerned about rate movements in the United States to the degree people are, one would assume it would probably be comparable to that time frame. The level of activity in the financial and the real estate industry for us was very significant during that time frame, and we didn't have near the breadth and depth of structure that we have today. The key in all of these transactions is if we can structure businesses, capitalize companies, where the risk-adjusted returns are compelling, we will be successful in underwriting these transactions in any interest rate environment, and I think it is crucially important to recognize that, and I believe we've demonstrated that many different times, in many different environments, in many different types of transactions, so we cannot emphasize that enough.

Manny Friedman:
I would add that to the extent that there's a perception that transactions are harder to do, that actually might be a plus for us, because one, we're having no problem completing our financial transactions, and I think from a competitive point of view, more and more people are coming to us because our distribution, which is so powerful, is now viewed as such a value added.

Rock Tonkel:
Richard, this is Rock. Just a couple of specifics--about forty percent of our pipeline of assignments is technology and growth related. Another ten percent is diversified industrials, including companies across the technology sector--software, semis. Manny mentioned we just announced an approximately four hundred million dollar M&A transaction in the technology business in the last couple of week, and that business activity continues to increase at a very high rate across technology, health care, and also in the diversified industrials business--waste companies and services companies and the like. So those businesses are actually increasing activity there at a very high rate.

Richard Herr, KBW:
All right, thank you. And just moving to the REIT portfolio, it looked like at end of the quarter, with ten point nine billion in MBS, just a question--with all the interest rate volatility, was there any, did you experience any negative marks on the portfolio, given where our rates kind of fell out on March 31st?

Rick Hendrix:
Rich, this is Rick. You know, there obviously has been some change in the value of the portfolio. I can tell you, though, that in order of magnitude, it's much less significant than anything we saw last year, when the rates, you know, moved up considerably. I would describe the change as quite modest. And as you know, we don't focus on the value of the portfolio, because we typically hold these investments to maturity and recognize current income as a spread business and maintain a leverage that allows us to finance it through these kinds of environments and others.

Richard Herr, KBW:
And the net interest margin expanded nicely during the quarter. How long do you think it would take to get to that two hundred and twenty basis point long-term spread that you've spoken of prior?

Rick Hendrix:
Well, it really depends on what happens overall from a rate environment standpoint. I mean, we could get to a two twenty spread in a rising rate environment under some circumstances faster than we would in a falling rate environment. I mean, it really depends on the relationship between short rates and long rates, and so we're running, you know, as you see, in the first quarter, two-oh-three. Depending on what happens to CPRs in the second quarter and how much new money we put to work--the spreads are much wider than they have been over the past couple of quarters for new money--you know, we should trend toward that two twenty.

Richard Herr, KBW:
Okay. I have one final question. Thanks for your time. Just--I know you have an open buy-back. With the weakness in the stock, have you utilized any of that?

Rick Hendrix:
We have not.

Richard Herr, KBW:
Okay. Thank you very much.

Eric Billings:
Thank you, Richard.

Moderator:
The next question comes from Mark Patterson of NWQ Investments.

Mark Patterson, NWQ Investments:
Congratulations, Rick and Rock. I wanted to ask a couple of questions. On the investment banking side, I believe, Eric, you've given your forecast on prospects for 2004. You made one change with respect to the break-even being now one eighty-five as opposed to two hundred million, and having after-tax margins on incremental revenues move to thirty percent from twenty-seven percent. and I was just curious--sorry if I missed it--but, you know, adding to your vertical seems like a little more expense that way, why you are lowering your break-even weight, and why the tax, the after-tax margins would be so much higher.

Eric Billings:
Well, Mark, specifically, as we proceed with the year, we look at these things, the one eighty-five break-even is still represents a significant growth from last year, when it was approximately a hundred and thirty-five million. This is a number that we're very comfortable with, that will be our approximate break-even, again, as we look at the world today. The increase in the after-tax margin is really a function of what we discussed in one of the question Mark. Again, during, at the end of every year, we assess the increased magnitude and capabilities that the platform gives to all of our contributors and all of our employees and so, to the degree that these increased resources allow us to pay out smaller, variable compensation rates and still allow all of our people to increase their earnings, then this is what we do. And so as we do these things, it can result in adjustments to our after-tax profitability above break-evens, and really that's what you're seeing.

Manny Friedman:
I think one other thing that's happening is because the brand awareness has started to be so powerful, and because the ability of people in other sectors to believe that very easily we have the same powerful distribution, what we're seeing in some of these areas almost immediately is revenue production. So in insurance, we've seen virtually an explosion in insurance deals, which is a relatively new area for us. In healthcare, which we've just begun to really emphasize, we'll probably file our first healthcare transaction in the next week. So we're seeing, you know, an enormous amount of quick activity in some of these new verticals.

Mark Patterson, NWQ Investments:
Okay, thank you. One more question on the mortgage-backed portfolio. I'm just curious if you could let us know what the amortization offset to the gross yield was, and also what your expectation is for the leveraged piece in the near term--i.e., the second quarter, and you've done anything to change the duration of the liabilities.

Rick Hendrix:
With regard to the leverage, I think you can see we finished the quarter at right about ten times, and so I think that's probably a reasonable assumption for the second quarter.

Eric Billings:
What we averaged for the full first quarter.

Rick Hendrix:
Right. What we averaged for the first quarter was nine point three times, and with regards to our liabilities, you know, we've, we've continued to kind of run at about fifty-five percent of our total funding costs on an extended basis, and so, you know, we haven't made any changes since the end of the first quarter, but we're going to continue to target, to keep it fifty-five, sixty percent hedged and pushed out between nine months and a year.

Mark Patterson, NWQ Investments:
Okay. A point of clarification--the fact that the leverage was a little higher at quarter end than it was at the nine point three average for the quarter. You would look to run closer to ten for the second quarter?

Rick Hendrix:
Well, we--I think, Mark, as we've talked about in the past, we do a lot of our purchases forward, and so we've got a pretty good feel for, you know, what purchases look like all the way through the second quarter, so really it's a matter of what CPRs do over the next three months. But based on where we've set our purchases, we'd expect to run around ten times for the second quarter.

Mark Patterson, NWQ Investments:
Okay, great. And then the last thing was the amortization of the premium.

Rick Hendrix:
I don't the actual dollar number of what the amortization was...

Mark Patterson, NWQ Investments:
Okay, that's great, I'll check it out later.

Rick Hendrix:
Okay, great.

Mark Patterson, NWQ Investments:
Thank you.

Eric Billings:
Thanks, Mark.

Moderator:
The next question comes from Howard Feingold of Raymond James and Associates.

Howard Feingold, Raymond James and Associates:
Thank you. As has become customary, congratulations on another really good quarter. I have a couple questions concerning the REIT side of the business. As you illuminated so far, I believe the earnings, the REIT earnings for the quarter were approximately sixty-six million. Is that correct?

Rick Hendrix:
About sixty-eight million.

Howard Feingold, Raymond James and Associates:
Oh, okay. With approximately fifty-six, fifty-seven coming from the mortgage portfolio?

Rick Hendrix:
About fifty-seven point eight, right.

Howard Feingold, Raymond James and Associates:
Okay. And so the balance is coming from the merchant banking?

Rick Hendrix:
The balance is coming from merchant banking, that's correct.

Howard Feingold, Raymond James and Associates:
Okay. On the fourth quarter conference call, when you laid out the business model, as part of that model you indicated two semiannual special dividends in the order of about twenty-five cents a share apiece. Do you still feel comfortable with that model at this juncture, and if so, will that differential from the mortgage portfolio all be coming from the merchant banking side?

Rick Hendrix:
Well, Howard, there are a couple different pieces, obviously, to the REIT earnings, and what will drive any potential special dividend is the earnings at the REIT, because as you know, we retain the capital within the broker-dealer TRS subsidiary businesses to grow the business.

Howard Feingold, Raymond James and Associates:
Right.

Rick Hendrix:
The model that is out there, and again, it's not a projection, but as Eric went through the models and the two hundred twenty basis points spread, and we ran at two point oh three in the first quarter, so that's one difference between the model and what you're seeing as actual results. The other is, and this is probably the more significant difference, we have earned very high returns on equity in the merchant banking portfolio over time, and so in the model we've made an assumption about what we'll realize throughout the course of the year. If you annualize the merchant banking income in the first quarter, it annualizes to, after expenses, less than fifty million dollars, and in the model, you know, we're much closer to seventy million dollars.

So merchant banking is a little bit like investment banking. It's going to be lumpy quarter to quarter. It's important for everybody to understand that we did out-earn the dividend at the REIT by about six cents in the first quarter, and so to the extent we out-earn the dividend at the REIT in the second quarter, you take that six cents plus whatever that amount is in the second quarter, that would be available for the special in June.

Howard Feingold, Raymond James and Associates:
Okay. Also, last question---you filed a one point five billion dollar shelf registration. Can you give us any kind of guidance here about the types of securities you may be offering over the, you know, the foreseeable period, and do your business opportunities dictate as much as current market conditions may dictate in some of their offerings?

Eric Billings:
Just to be very specific on this, we did file a shelf. As I think most of you know, we are a very, very risk averse corporate structure, and therefore debt securities are not typically securities you would see us issuing--not exclusively, but not significantly. As it relates to raising additional capital, it's a function of really two things. First of all, from an investment perspective, if we raise capital, it must be accretive to earnings, to the dividend, to the book value, and to the intrinsic value of our business. I mean, we must be able raise that capital at that given price, or we will not raise capital.

Secondly, we must have by definition the ability to invest that capital at returns that will allow those results to occur. I will tell you that our opportunity from an investment perspective, we could employ additional capital now. We have substantial investment opportunities in our merchant banking area that are among the best and quite possibly the best investment opportunities that we've ever been involved with. In the spread based business, as Rick told you, spreads have actually widened over the last thirty days, so that opportunity does exist.

However, it needs to be in conjunction with the price of our stock, allowing us to return, generate returns at acceptable levels, which they are not at this time. And so--but to be very, very clear, we have done these things in the past, as everybody knows. By raising capital last year, we not only paid out a dollar thirty-five dividend, a dollar thirty-six dividend, but we were able to take our book value from just over five dollars to just under ten dollars a share--by accretively raising capital, increasing the earnings, increasing the dividend and the intrinsic value of the business. We monitor this with great, great discipline, and if there is an opportunity for us to do that, we will do it. However, we will only do it when we can accomplish those objectives.

Howard Feingold, Raymond James and Associates:
Thanks very much for your time, guys.

Rick Hendrix:
Mark, this is Rick. Just on the amortization question, the dollar amount of our amortization on the quarter was sixteen point six million dollars.

Moderator:
The next question comes from Mark Alpert, Centurion.

Mark Alpert, Centurion:
It's Mark Alpert from Centurion. You answered part of my question, but I think you answered it all, really. I was also inquiring about the model for the special dividend. But the other thing I guess I was curious on the model is that you, you know, you're basing the REIT model on a two hundred twenty basis point spread. It's now two-oh-three. I mean, what--you know, in a, assuming the Fed fund goes up and you have some flattening of the yield curve, is there any reason to, you know, to believe that--how would you get to the two twenty margin, or would you just look to increase leverage, or--you know, just your thoughts on that.

Rick Hendrix:
Well, I guess, let me take the second part of this first. We're not going to look to increase leverage. We're going to stay within our target leverage ranges to generate direct risk-adjusted returns. With regard to what could happen to the spread, remember that, you know, we just went through fifty-five percent of our funding sources are out past nine months, so if the Fed were to tomorrow raise rates, it would take a while for them to show up in our funding costs. Even the part that's not out past nine months is out about ninety days, so nothing would happen for some ninety-day period, and then it would, half of that or forty percent of that impact would start to show up into our funding costs.

You know, that's only part of the story. The other part of the story is, what happens to the curve further out? And to the extent that what would cause short rates to go up is that the long end of the curve steepens, you're going to have a couple things happen. CPRs would presumably slow to reduce the amount of amortization in the portfolio and allow the yields to trend up. In addition, we'd be reinvesting capital at a higher rate, and in addition to that, we own all adjustable rate mortgage securities, so we would always have mortgages that are repricing up to the higher rate environment.

So you really need to look at both sides of that equation when you look at our spread, and that's why, my answer earlier was it depends on what happens to rates overall. Nobody is going to accurately predict what the yield curve is going to look like three months from now, six months from now, or nine months from now, but to the extent that we're in a rising rate environment and the entire curve is up, we're going to have an increase in our asset yield in addition to a potential increase in our funding costs.

Eric Billings:
But just let me reiterate something. If you take the earnings that we generated from the REIT this quarter, sixty-eight million, if you normalize the merchant banking result based on our targeted results on an annual basis--and that would take our earnings in the REIT to something in the vicinity of the low seventies to mid-seventy million for the quarter--if you simply annualized that, you would more than achieve what we've indicated would be our targeted core and special dividend.

So in addition to that, to the degree that we earn, have a return on earned money in the brokerage firm, in the TRS, taxable REIT subsidiary, as I think everybody knows, we lend that equity capital to the REIT, which allows us to then grow our balance sheet in the REIT and allows us to grow the earnings and the dividends in the REIT on a core basis. To the degree we were to hit our model of a hundred million, that would grow our REIT MBS equity by about ten percent, which presumably, spreads being constant, would allow us to grow our dividend by ten percent.

So if you annualize our quarterly number this quarter, if you apply any activity in that regard, I think you can see that on an annualized basis, we believe our model would allow us to comfortably achieve these results. Again, things can change, but we feel very confident that we can at least achieve these results at this time.

Mark Alpert, Centurion: I'm--now I'm kind of confused. I mean, I thought the answer to the previous question was that the run rate in the merchant banking, as well as the spread in the REIT, would suggest that, you know, there's some uncertainty with respect to the level and timing of the special dividend, and now I'm hearing you say that you're more than comfortable and confident, et cetera. So...

Eric Billings:
That's correct.

Eric Billings:
That's correct.

Mark Alpert, Centurion:
So what is the--what is the right interpretation?

Eric Billings:
You misunderstood the first time. The second time was correct.

Mark Alpert, Centurion:
Okay, so now you're saying that you feel more that--what would be the timing of a special dividend?

Eric Billings:
Well, as we've indicated, we would ideally pay a special dividend twice a year, in the June quarter and in the December quarter. But again, the nature of a special dividend is that it is not precisely predictable. Otherwise we would call it a core dividend. And so our objective as a company is to provide a core dividend that we feel in virtually any environment that we will be able to continue to pay, and then to pay out the difference that the REIT part of our business, the earnings it generates, pay those in two semi-annual special dividends.

So that's our plan. Again, none of these things are precisely predictable, so we want everyone to clearly understand. And to the degree that there's been any misunderstanding, again, to be clear, if you annualize the earnings from the REIT in the first quarter, if you normalize the merchant banking activity, you will comfortably get to an earnings stream on our model that would allow us to pay previously stated targeted special dividends twice a year. And then in addition, we again indicated that because of the dynamic nature of our business, all earnings that we retain, substantially the earnings we retained in our TRS in the brokerage side of the business, we do lend to the REIT because that's our best risk-adjusted return, and/or the merchant banking side, which is in the REIT, and those earnings would then grow the dividend, the core dividend and/or potentially the special dividend.

So there's a number of dynamics here that give us great reason to be very comfortable about that, achieving these results, and we very clearly want people to understand, our first quarter is very indicative of the fact that we are very much on target to achieve these results.

Mark Alpert, Centurion:
Okay, thank you.

Moderator:
Your next question comes from Makiko Cokley of Endeavor Capital.

Makiko Cokley of Endeavor Capital:
Hi, thank you. Of the thirteen IPOs and six 144A pipeline, how many are REIT transactions?

Rock Tonkel:
I didn't understand the question.

Eric Billings:
Will you repeat the question?

Makiko Cokley of Endeavor Capital:
Okay. You have thirteen IPOs and six 144A pipeline, correct?

Rock Tonkel:
Yes.

Makiko Cokley of Endeavor Capital:
How many of those are REIT transactions?

[Rustling noise and unintelligible comment]

Rick Hendrix:
Substantially less than half.

Makiko Cokley of Endeavor Capital:
Less than half. And are any of your REIT clients communicating with you any price sensitivities, without just doing the deal?

Eric Billings:
Are any of our clients, did you say?

Makiko Cokley of Endeavor Capital:
Yes, the REITs clients.

Manny Friedman:
There's always some price sensitivity, but right now we see, our ability to execute appears to be very, very powerful.

Makiko Cokley of Endeavor Capital:
And did you say that six to eight million of the ten million of expenses associated with FBR Open are recurring?

Eric Billings:
No, no. Specifically, what we tried to indicate is that the ten million that we incurred this first quarter and ensuing first quarters of 2005, 2006 will incur expenses in those first quarters of six to eight million. So we had a little higher first quarter expense this year than we would expect in future years, but more specifically, our normalized number is about a million dollars a quarter, so we had an approximately nine million dollars of incremental expenses this quarter relating to the FBR Open and related advertising and marketing activity.

Makiko Cokley of Endeavor Capital:
Okay. And is that tax deductible?

Eric Billings:
It is...

Eric Billings:
A portion of it.

Kurt Harrington:
A portion of it is tax deductible. So it would, probably for the sake of analysis, you would use our, sort of an average tax rate might get you to a pretty close approximation, and that was about twenty percent.

Makiko Cokley of Endeavor Capital:
Twenty percent tax rate? Okay. Thank you very much.

Moderator:
Your next question comes from Jordan Hymowitz, Philadelphia Financial
Management.

Jordan Hymowitz, Philadelphia Financial Management:
Hey, guys. Before I ask a question, I want to apologize. I understand I was called before and I got someone who walked into my office with a question, another company, so I apologize about that.

Your agency trading was up dramatically sequentially. Can you kind of talk about that, and also if somebody can break out how much of this result is due to agency trading in your own business, versus others?

Manny Friedman:
You mean agency trading around transactions?

Jordan Hymowitz, Philadelphia Financial Management:
Yes.

Manny Friedman:
We don't break that down exactly. Obviously, our agency business is turning out stronger and stronger as we've built out our research, as all the new verticals have begun to kick in and we continue to expand that platform. And that's certainly an area that's beginning to drive the firm stronger and stronger.

Eric Billings:
But Jordan, just as you probably remember, this has been a concerted, targeted effort of the firm going back for three years, and still, I think what's very exciting about the growth is that we're achieving it through an expanded participation through, not only all of our private partnerships and many of the institutions, hundreds of institutions that we work with, but also the Magellan largest one hundred accounts, which we have a specific, targeted approach to, and we are seeing great, great improvement in that regard.

As you may notice, when you look at our institutional banking revenues and you look at our institutional brokerage revenues, albeit we're showing great, great strides, we're extremely encouraged because that proportionately is still not where it should be from our perspective. If you look at other capital markets companies, their institutional revenues can be in fact many multiples of their investment banking revenues, and ours actually is obviously about a third of our investment banking revenues. So we think we have an enormous future there. We encourage all of you to pay us more [laughter], but we are very, very excited about this opportunity, very broadly for our company.

Jordan Hymowitz, Philadelphia Financial Management:
Eric, let me jump on that, because that's really what I'm trying to lead you towards a little bit, is you--as you've become more of a diversified player, people are paying your more, and it--do you have any sense on, maybe among the top hundred accounts or top fifty, what your market share is among those? Because I think, you know, one thing will bend on the other as you get more backing and you get more broad, you're going to get commissions, it's just going to drive your stability. So what I'm trying to get at is, do you have any ratios, like you're, you know, you're in the top fifteen percent, the top twenty percent, or some ratio, ex trading from deals, what you [unintelligible] business is from the top hundred, and how that's improved over time?

Eric Billings:
Yeah. Well, let me say it in a couple of ways, Jordan, and I'll give you as much as I can. Some of this we don't specifically break out, really only because we haven't dissected it that way. But we have a targeted approach to become a top ten paying, commission-paid account with all of the Magellan--actually, one hundred twenty-five largest accounts, or I should say eighty percent of the Magellan one twenty-five accounts in the United States and Europe. This is something that we've targeted, as I said, starting three years ago. The process of building out very systematically our institutional brokerage force from about twenty-five to currently about sixty, our research from about fifteen to currently forty-five, our sales trading, from virtually zero to approximately thirty, our position traders from about three or four, in fact currently, to approximately fifteen.

This has been a systematic approach at building out our research and gain, covering more S&P 500 companies, so when we go into, quote, for instance, the Fidelities of the world, we not only can deal with their small cap portfolio managers and analysts, but all of their portfolio managers and analysts using our particular thought process and discipline, and it has been extremely well received. And we are continually very encouraged by all of the accounts who are constantly suggesting that our approach and our discipline is very value-added and that they are committed to, in our judgment, continue to allow us to be a greater and greater participant in their flow of commission dollars.

As it relates to the cent business, we average about four point six, four point seven cents per commission dollar, as a business across the board. I mean, it will range basically between four and six cents, and so regardless of whether it's our transactions, where we've done an IPO or follow-on and the chance to be for the next couple of days' activity following that. But other than that, it's really just a broad-based effort. Again, remember that we're annualizing at close to a hundred fifty million of institutional broker revenues right now, and our break-even in that business is targeted at approximately ninety million dollars for the year, eighty-five to ninety million. So it is a very profitable business.

And the other point that I'd make is that we, we try to do business, all business we do must be profitable or we're not interested in doing it. So we don't trade at a loss, take losses. We don't believe that's a model that can work. So again, it's a highly disciplined, we hope, and continue to be very profitable part of our business, and it's something we're very excited about. And you're right, it does add to good stability and good predictability of stability and growth for the company.

Jordan Hymowitz, Philadelphia Financial Management:
Thank you very much.

Moderator:
Your next question comes from Mark Alpert with Centurion.

Mark Alpert, Centurion:
Hey, it's Mark Alpert again. Just a question. I mean, could you--I saw book value, I think it was ten something. Is there a way to place any type of bracket, let's say, on unrealized values in the merchant banking portfolio?

Eric Billings:
Mark, the way we look at that--let's say this. GAAP accounting requires that we report the book value as you see it. What we encourage everybody to do, however, is to disregard gains, markups or markdowns, in our mortgage-backed securities, because as we've said many times, the duration is so short and our leverage and liquidity is so high that we, in our judgment, will always receive par. We don't trade those securities, we're not trying to, we don't try to do that kind of activity. So people should just look at that as a par value portfolio.

So to the degree--the numbers you're looking at as of the end of March had about forty million dollars--fifty, excuse me--fifty million dollars of MBS related gains, which would be about thirty cents a share. If you wanted to reduce the absolute book value as we look at our company by that thirty cents, that's how we look at our true book value, which would therefore be about ten dollars, nine-eighty--approximately nine dollars and eighty cents.

Manny Friedman:
If you're going to do that, you probably would have to go and mark up the one forty-fours we have, which are probably a somewhat similar number.

Eric Billings:
Well, they're understated as of their last trade by about twenty-seven million dollars, and we would, in fact, in our own results, we do include these gains as equity value in our merchant banking activity. We do include gains and markups in that regard in our book value, and obviously from time to time actually realize some of those gains.

Mark Alpert, Centurion:
I assume you're fairly conservative, obviously, in the estimate of what the merchant banking...

Eric Billings:
Yeah. Many of those securities trade, and we just use the value at close of business on that day of the quarter, and it's very conservative with regard to the 144As, which we just mentioned, because we carry those at cost, and virtually all of those return significant premiums to our costs.

Keep in mind, at this point all of our merchant banking investments do trade.

Mark Alpert, Centurion:
Oh, okay.

Eric Billings:
A hundred percent of them.

Mark Alpert, Centurion:
All right, thank you.

Moderator:
At this time, there are no further questions, Mr. Harrington. Are there any closing remarks?

Kurt Harrington:
No, thank you all very much.

Eric Billings:
Thank you, everybody. We appreciate your time.

Moderator:
This concludes today's FBR conference call. You may now disconnect.


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